DAVID M. GOLDSTEIN
                                             Group General Counsel and
                                             Group Vice President

                                             Transamerica Life
                                             Insurance Company
                                             1150 South Olive Street
                                             Los Angeles, CA  90015-2211

                                             Telephone 213-742-3878
                                             Fax 213-741-3813
                                             david.goldstein@transamerica.com
   September 30, 2008



   Board of Directors
   Transamerica Life Insurance Company
   4333 Edgewood Road, NE
   Cedar Rapids, IA 52499-0001

           RE:   Separate Account VUL-4
                 TransSurvivor Life VUL
                 File No. 811-10167

   To The Board of Directors:

   In my capacity as Group General Counsel and Group Vice President of Transamerica Life Insurance Company ("TLIC"), I have participated in the preparation and review of the Initial Registration Statement on Form N-6 filed with the Securities and Exchange Commission under the Securities Act of 1933 for the purpose of changing the Depositor of the flexible premium joint and last survivor variable life insurance policies (the "Policies") issued under Transamerica Life Insurance Company Separate Account VUL-4 (formerly, Separate Account VUL-4 of Transamerica Occidental Life Insurance Company (the "Account") from Transamerica Occidental Life Insurance Company ("TOLIC") to Transamerica Life Insurance Company. The Account was established pursuant to a resolution of the Board of Directors of TOLIC, as a separate account for assets applicable to the Policy, pursuant to the provisions of Iowa Insurance Law.

   I am of the following opinion:

   1. TLIC has been duly organized under the laws of Iowa and is a validly existing corporation.

   2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provision of Iowa Insurance Law.

   3. That the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business TLIC may conduct. Assets allocated to the fixed account under the Policies, however, are part of TLIC's general account and are subject to TLIC's general liabilities from business operations.

   4. The Policies are legal and binding obligations of TLIC in accordance with their terms.

   Board of Directors
   September 30, 2008
   Page Two




   In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

   Very truly yours,



/s/David M. Goldstein

   David M. Goldstein

   DMG:mv